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Exhibit 11

WESTAMERICA BANCORPORATION
Computation of Earnings Per Share on Common and
Common Equivalent Shares and on Common Shares
Assuming Full Dilution


                                                                For the                For the
                                                             three months            nine months
                                                         ended September 30,       ended September 30,
    (In thousands, except per share data)                2005         2004         2005         2004
                                                     ----------------------------------------------------
    Weighted average number of common
      shares outstanding - basic                           32,352       31,713       32,379       31,841

    Add exercise of options reduced by the
      number of shares that could have been
      purchased with the proceeds of such
      exercise                                                620          639          628          611
                                                     ----------------------------------------------------
    Weighted average number of common
      shares outstanding - diluted                         32,972       32,352       33,007       32,452
                                                     ====================================================

    Net income                                            $29,194      $25,095      $79,842      $74,053

    Basic earnings per share                                $0.90        $0.79        $2.47        $2.33

    Diluted earnings per share                              $0.89        $0.78        $2.42        $2.28


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